Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) effective as of the 7th day of October, 2019 (the “Commencement Date”), by and between Can-Fite Biopharma, Ltd. an Israeli company, whose address is 10 Bareket Street, Petach Tikva, Israel (the “Company”), and Capital Point Ltd., an Israeli company, whose address is 132 Menachem Begin Street, Tel Aviv, Israel (hereinafter referred to as “Capital”). Each of the Company and Capital shall also be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, as part of the settlement agreement entered into between the Parties in connection with various legal actions between them, it was agreed that the resolution of such claims shall be by way of performance by Capital of certain Services (as defined below) to the Company; and

WHEREAS, accordingly, the Company wishes to appoint Capital and Capital wishes to be appointed by the Company, as a service provider to perform the Services pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual undertakings and promises herein contained, the parties hereby agree as follows:

1	THE APPOINTMENT

1.1	Subject to the terms hereof, the Company hereby appoints Capital, and Capital hereby agrees to be appointed by the Company as a consultant, commencing on the Commencement Date, to perform the Services to the Company. In rendering the Services hereunder, Capital shall be deemed to be, and it is, an independent contractor, and neither this Agreement nor the performance of any of the terms hereof will or will be deemed to constitute or create any other relationship between the Company and Capital or any person providing the Services on its behalf.

2	EXTENT AND SCOPE OF SERVICES

2.1	During the Term (as defined below), Capital shall provide the Company with consultancy services (the (“Services”) in the field of public offerings, capital markets fund raisings, mergers and acquisition and any other strategic financial transactions in Israel, including assisting in finding suitable investors in the Company, which shall be provided to the Company by Capital through certain of Capital’s executives (the “Executives”) provided that such services were requested by the Company..

2.2	The Parties hereby agree that Capital and the Executives are not deemed to be an agent or a representative of the Company and therefore do not possess any authority, whether actual or apparent, to represent the Company or to contractually commit the Company in any way or manner.

3	COMPENSATION

In consideration for the Services provided to the Company by Capital hereunder, the Company shall compensate Capital during the Term as follows:

3.1	Consulting Fee.

3.1.1	A fee in cash equal to 5% of each of the following (the “Consulting Fee”): (a) any gross amounts raised by the Company in any form of equity or other fundraising (including debentures) during the Term, (b) in a merger in which the Company is not the surviving entity – the value of any securities issued in such merger to the Company’s shareholders, (c) in a merger in which the Company is the surviving entity – the value of the Company in such merger (d) in the event of issuance of securities by the Company in exchange for assets, the value of any securities issued by the Company (each of the above, a “Transaction Event”); provided that the aggregate of any such Consulting Fee amounts payable due to any or all such Transaction Events shall not in any event exceed the amount of one million three hundred thousand United States Dollars (the “Maximum Amount”). For the purpose hereof, merger shall include, without derogating from the generality of the term, any purchase by one corporation of 25% or more of the share capital or voting rights of another corporation. For the purpose of this Section 3.1.1, “value” shall be regarded as the fair market value of any such securities on their date of issuance.

Capital shall be entitled to the Consulting Fee in any event mentioned above in any Transaction, irrespective of its contribution to such Transaction Event.

3.1.2	For the avoidance of doubt it is hereby clarified that the Consulting Fee shall not include VAT which shall be added to any payment of the Consulting Fee, if applicable.

3.1.3	Within thirty (30) days after the completion or closing, including the initial, preliminary or first closing of any such Transaction Events, Capital shall deliver to the Company an invoice for the Consulting Fee applicable due to such Transaction Event (the “Invoice”) and the Company shall pay the Consulting Fee within thirty (30) days of receipt of such Invoice to such bank account as Capital will indicate.

3.1.4	Any expenses incurred by Capital or the Executives in the under this Agreement shall not be reimbursed by the Company unless they are approved in writing prior to their incurrence.

3.2	Any payment provided to Capital by the Company under this Agreement shall be made to Capital after deduction of all taxes and deductions at source if required by law to be deducted and no tax withholding exemption confirmation was provided by Capital. The Parties hereto agree that all taxes, social insurance payments, pension payments, health insurance and any other such payments, if existing, relating to the Executives and/or Capital shall be borne solely by Capital. The Company shall not pay nor be liable to pay any taxes upon the payment to Capital of any remuneration as set forth in this Agreement. Capital hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from the Services and/or any payment made by the Company to Capital under this Agreement.

3.3	In the event that the Company does not pay on time any Consulting Fee due hereunder for which an Invoice was presented, then such amount of Consulting Fee shall bear interest at the rate of 1% per each calendar month during which such Consulting Fee was outstanding. Notwithstanding the aforesaid, if such non-payment period exceeds six months from such time as the Consulting Fee was due hereunder, then such interest shall be increased from such expiry of the six months period and shall be equal to 2.5% per each calendar month during which such Consulting Fee was outstanding.

4	TERM AND TERMINATION

4.1	This Agreement shall take effect from the Commencement Date and shall continue in full force and effect until the aggregate amount of the Consulting Fee payable hereunder has reached the Maximum Amount (the “Term”).

4.2	The Company shall be entitled to terminate this Agreement upon sixty (60) days prior written notice (the “Notice Period” and the “Termination Notice” respectively), provided that upon such early termination, the Company shall, pay Capital a onetime payment equal to the Maximum Amount, less any Consulting Fees previously paid to Capital hereunder (the “Additional Payment Amount”). The Additional Payment Amount shall be paid not less than thirty (30) days before the expiry of the Notice Period and any termination hereof shall be subject to such full payment of the Additional Payment Amount.

4.3	During the Notice Period following termination and to the extent requested by the Company, Capital shall cooperate with the Company and use its best efforts to assist the integration into the Company’s organization of the person or persons who will assume Capital’s responsibilities hereunder. At the option of the Company, Capital shall during such period either continue rendering of the Services or cease such service.

4.4	In the event of any termination of this Agreement, whatever the reason, provided that all of the Company’s obligations hereunder have been fulfilled, Capital will promptly deliver to the Company all documents, data, records and other information pertaining to the Services provided by it and any other equipment belonging to the Company in Capital’s possession, and Capital will not take any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to the Services provided by it to the Company.

5	REPRESENTATIONS BY CAPITAL AND THE COMPANY

5.1	Capital hereby represents and warrants as follows:

5.1.1	Capital has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms.

5.1.2	Whilst performing the Services for and on behalf of the Company, Capital will exercise reasonable care and diligence to prevent, and will not take, any action which could result in a conflict with, or be prejudicial to, the interests of the Company.

5.1.3	Capital and the Executives shall not be considered an employee, agent or legal representative of the Company for any purpose whatsoever.

5.1.4	Capital is not granted and it shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Company, including without limitation, contractual obligations and obligations based on warranties or guarantees.

5.2	The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms.

6	CONFIDENTIALITY AND PROPRIETARY RIGHTS

Capital undertakes, in addition to any other commitment it may take upon itself, and without derogating from any such undertaking, to confirm and fulfill all the undertakings set in the Confidentiality and Proprietary Rights Agreement set forth in Appendix A attached hereto (the “Confidentiality Agreement”).

7	WITHDRAWAL; WAIVER AND RELEASE

7.1	Effective immediately, Capital hereby withdraws any and all notices to the Company for the calling of shareholders’ meetings for the nomination of persons for election to the Company’s board of directors (the “Board”) and/or the proposal of any other business for consideration at any shareholders’ meeting.

7.2	Each Party hereby acknowledges and agrees that, pursuant to Section 7 of this Agreement, immediately following the execution hereof, any active or pending litigation between the Parties and any of their affiliates will be dismissed with prejudice, including that the parties shall jointly file with the applicable courts a joint notice in relation to such dismissal. Attached hereto as Exhibits [ ] are the motions to the court as set forth above.

7.3	Subject to the full compliance of a Party (the “Released Party”) with the provisions hereof and its undertakings hereunder, the other party hereto (the “Releasing Party”) hereby to the fullest extent permitted by law, releases, acquits and discharges the Released Party, and its directors, officers, employees, shareholders and affiliates (for purposes of this Section, “Releasee”) from any and all past, and present disputes, claims, controversies, demands, rights, obligations, actions and causes of action, liabilities, and damages, fixed or contingent, suspected or claimed, which any of them ever had, now has, or claims to have had, from the beginning of time up to the date of this Agreement, in connection with any issue related to the mutual lawsuits that each Party filed against the other Party in any courts in Israel and any claims related to these lawsuits, including without limitation, unknown, unsuspected or undisclosed claims, and agrees not to sue any of the Releasee in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to such matters. For the avoidance of doubt, the release provided by this Section 7.3 shall be terminated and of no effect with respect to the Released Party in the event the Released Party does not comply with the terms hereof and its undertakings hereunder .

8	VOTING COMMITMENT; STANDSTILL PROVISIONS

8.1	Capital agrees, and shall cause its affiliates, to appear in person or by proxy at the Company’s 2019 annual shareholders’ meeting and the Company’s 2020 annual shareholders’ meeting (the “Annual Meetings”) and vote all ordinary shares of the Company beneficially owned by it at the meeting in favor of all matters brought by the Board for the approval of the shareholders.

8.2	Subject to the full compliance of the Company with the provisions hereof and its undertakings hereunder, from the Commencement Date and for sixty (60) months thereafter (the “Restricted Period”), Capital shall, and shall cause any entities controlled by it, (collectively, “Restricted Persons”), not to, directly or indirectly, in any manner:

(a)	acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company;

(b)	nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any shareholders’ meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any shareholders’ meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any shareholders’ proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any shareholders’ meeting

(c)	form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), with respect to the securities of the Company;

(d)	deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, other than any such voting trust, arrangement or agreement solely among the members of Capital and otherwise in accordance with this Agreement;

(e)	seek publicly, alone or in concert with others, to amend any provision of the Company’s articles of association;

(f)	make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets (an “Extraordinary Transaction”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)	initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)	seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or extraordinary meeting of shareholders;

(i)	institute, or solicit, , as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement; or

(j)	enter into any negotiations, agreements or understandings with any third party with respect to the foregoing, or advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)	publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l)	take any action challenging the validity or enforceability of this Section 8 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

8.3	For avoidance of the doubt, the provisions of this section 8 and this agreement shall not constitute an undertaking by Capital or prohibition thereof to sell any of its shares of the Company.

9	MUTUAL NON-DISPARAGEMENT

Except as required by law, subject to the full compliance of a Party (the “Released Party”) with the provisions hereof and its undertakings hereunder, the other party hereto (the “Releasing Party”) covenants and agrees that, during the Restricted Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, employees or directors has breached this Section 9, neither it nor any entity controlled by it will in any way publicly disparage, call into disrepute, defame, or slander the other Party or the other Party’s subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives. For the avoidance of doubt, any materials publicly released by either Party prior to the date of this Agreement will not be deemed to be in breach of this provision.

10	SPECIFIC PERFORMANCE

The Company on the one hand, and Capital, on the other hand, acknowledge and agree that irreparable injury to the other Party would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). The Parties accordingly agree that the Company, on the one hand, and Capital, on the other hand (as applicable, “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement and the other Party will not take action, directly or indirectly, in opposition to such relief sought by the Moving Party on the ground that any other remedy or relief is available at law or in equity. This Section 10 is not the exclusive remedy for any violation of this Agreement.

11	MISCELLANEOUS

11.1	Any publication concerning this Agreement and/or any related information shall be made upon mutual consent of both Parties such that each Party shall submit to the other Party for its prior written approval, all public media associated with any publication regarding this Agreement. Notwithstanding the above, it is hereby agreed and acknowledged that each of the Parties is a public company traded on Tel Aviv Stock Exchange and with respect to the Company, its securities in the form of American Depository Receipts are traded on the NYSE American, and therefore, the parties shall coordinate any publication with respect to this Agreement.

11.2	This Agreement shall be subject to the laws of the state of Israel, excluding its conflict of law provisions, and the competent courts of the Tel-Aviv District, Israel shall have exclusive jurisdiction over any dispute arising thereof.

11.3	This Agreement and the Confidentiality Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, either written or oral, with respect to such subject matter.

11.4	No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

11.5	The failure of either Party hereto to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such Party shall be entitled to enforce such right or provision at any time as it shall see fit.

11.6	Any notice required or permitted hereunder shall be given in writing and shall be deemed given if sent by facsimile transmission or registered mail to the address of the Party or sent by Email and actively confirmed receipt by the other party.

11.7	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

11.8	The terms of Section 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

11.9	This Agreement may not be assigned by operation of law or otherwise by a Party without the prior written consent of the other Party.

11.10	This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic form, shall have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Can-Fite Biopharma, Ltd.		Capital Point Ltd.

By:	/s/ Pnina Fishman /s/ Ilan Cohn	By:	/s/ Shay Itshak Lior /s/ Yossi Tamar
Name and Title:	Pnina Fishman Ilan Cohn	Name and Title:	Shay Itshak Lior Yossi Tamar
Date:	October 7, 2019	Date:	co-CEO